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                                                                    Exhibit 99.4

                        CIT HOME EQUITY LOAN TRUST 2003-1
                          ANNUAL OFFICER'S CERTIFICATE

                            COMPLIANCE WITH AGREEMENT

The undersigned certifies that he is an Executive Vice President of The CIT Group/Consumer Finance, Inc., a corporation organized under the laws of Delaware ("CITCF"), and that as such he is duly authorized to execute and deliver this certificate on behalf of CITCF in connection with Section 6.06(a) of the Pooling and Servicing Agreement dated as of March 1, 2003 among CITCF, as Seller and Master Servicer, The CIT Group Securitization Corporation III, as Depositor, CFHE Funding Company LLC, as Conduit Seller, and The Bank of New York, as Trustee for CIT Home Equity Loan Trust 2003-1 (the "Agreement"). All capitalized terms used herein without definition having the respective meanings specified in the Agreement. The undersigned further certifies to the Trustee and Underwriters that a review of the activities of CITCF during the 2003 calendar year and of its performance under the Agreement has been made under his supervision and to the best of his knowledge, based on such review, CITCF has fulfilled its obligations under the Agreement during the 2003 calendar year.

DATED: March 31, 2004
                                       THE CIT GROUP/CONSUMER
                                       FINANCE, INC., as
                                       Master Servicer


                                              /s/ William L. Schumm
                                              ------------------------
                                       Name:  William L. Schumm
                                       Title: Executive Vice President